Exhibit 99.1

Peninsula Gaming, LLC Announces Financial Results for the Quarter Ended March 31, 2007

Peninsula Gaming, LLC reports consolidated quarterly net revenue growth of 15% to $58.3 million, operating income substantially unchanged at $9.3 million and
Adjusted EBITDA growth of 15% to $17.3 million

(Dubuque, IA — May 15, 2007) Peninsula Gaming, LLC (the “Company”) reported financial results for the first quarter ended March 31, 2007. The Company is the parent of (i) The Old Evangeline Downs, L.L.C. (“OED”), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (ii) Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Casino in Worth County, Iowa and (iii) Diamond Jo, LLC (“DJL”), which owns and operates the Diamond Jo Casino in Dubuque, Iowa.

A conference call with management is scheduled for May 16, 2007 at 10:30 AM EST and can be accessed by calling (888) 214-7592. For your convenience, the call can be retrieved for replay for a period of one week (through May 23, 2007) by calling (800) 633-8284, passcode number 21338484.

FIRST QUARTER 2007 RESULTS

Consolidated Results

Net revenues for the first quarter increased 15% to $58.3 million, compared to $50.7 million in the first quarter of 2006, due to an increase in net revenues of $15.0 million generated at DJW’s new casino facility offset by a $5.7 million decrease in net revenues at OED and $1.7 million decrease in net revenues at DJL.  During the first quarter of 2006, OED continued to realize an increase in traffic and revenue at its casino, in part, due to the effects of hurricanes Katrina and Rita which caused the temporary closure of some of OED’s competitors.  Such competitors had resumed operations during 2006 and the local population, which surged immediately following the hurricanes, declined over 2006 to what we believe are normalized levels.  As described below, net revenue at DJL decreased during the first quarter primarily due to increased competition, and income from operations remained substantially unchanged at $9.3 million as compared to the first quarter of 2006.  Net income for the first quarter was $0.4 million, compared to net income of $2.1 million for the first quarter of 2006.

The Company reported Adjusted EBITDA (as defined below) of $17.3 million, an increase of 15% when compared to $15.0 million for the first quarter of 2006.  The increase was driven primarily by the opening of the Diamond Jo Worth casino in April 2006 offset by a 23% and 21% decrease in Adjusted EBITDA at OED and DJL, respectively, in the first quarter of 2007 over the first quarter of 2006.  Adjusted EBITDA margin for the first quarter of 2007 and 2006 was 30%.  Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization, including impairment charges) adjusted for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. See the accompanying tables and footnotes, which discuss the Company’s use of Adjusted EBITDA and reconciles Adjusted EBITDA to net income.  Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenue.

The Company ended the quarter with $82.2 million of cash (of which $14.5 million was restricted cash).  Total debt outstanding at March 31, 2007 was $368.7 million.  At March 31, 2007, the Company, excluding DJW, had $49.1 million available under its $50.0 million revolving credit facility and DJW had $4.3 million available under its $5.0 million revolving credit facility. During the quarter ended March 31, 2007, the Company had cash outflows of $11.8 million related to capital expenditures, of which $7.8 million related to construction and development activities at DJW and $2.3 million, $0.9 million and $0.8 million related to  other construction development and maintenance capital expenditures at OED, DJW, and DJL, respectively.

Evangeline Downs Racetrack and Casino

OED’s net revenues were $32.0 million, a decrease of 15% from $37.7 million in the first quarter of 2006.  Net revenues for the quarter include casino revenues of $27.3 million, racing and off-track betting revenues of $3.5 million, video poker revenues of $1.1 million, and food and beverage and other revenues of $2.7 million, less promotional allowances of $2.6 million.  During the first quarter of 2006, OED realized an increase in traffic and revenue at its casino in part due to the effects of hurricanes Katrina and Rita which caused the temporary closure of some of OED’s competitors.  Such competitors had resumed operations during 2006 and the local population, which surged immediately following the hurricanes, declined over 2006 to what we believe are normalized levels.  Consistent with a decrease in net revenues, Adjusted EBITDA at OED decreased 23% to $10.0 million from $12.9 million in the first quarter of 2006.

Diamond Jo — Worth County

On April 4, 2006, DJW opened its casino to the public. Net revenues at the Diamond Jo Worth casino during the first quarter of 2007 were $16.2 million, an increase of $15.0 million from the first quarter of 2006, during which net revenues consisted primarily of gasoline and merchandise sales at the convenience store located adjacent to the casino.  Net revenues during the first quarter of 2007 include casino revenues of $15.6 million, food and beverage revenues of $0.5 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $1.2 million, less promotional allowances of $1.1 million.  Adjusted EBITDA at Diamond Jo Worth for the first quarter of 2007 was $6.6 million resulting in an EBITDA margin of 41%.

On April 27, 2007, DJW opened its expanded casino floor to the public.  The casino currently includes 891 slot machines, 26 table games, a 7 table poker room and an expanded casino bar.  DJW expects to complete its casino expansion project with the opening of a new buffet restaurant in July 2007 and a banquet and event center in August 2007.

Diamond Jo - Dubuque

Net revenues at the Diamond Jo decreased 14% to $10.1 million from $11.8 million in the first quarter of 2006.   Net revenues include casino revenues of $10.0 million and food and beverage and other revenues of $1.2 million, less promotional allowances of $1.1 million.  Adjusted EBITDA at the Diamond Jo decreased 21% to $3.0 million from $3.8 million in the first quarter of 2006.  We believe this decrease was primarily attributable to the expansion of a local competitor’s facility which introduced video poker in February 2006 and table games in March 2006.

In relation to its proposed new casino development, during the quarter ended March 31, 2007, DJL expensed $1.4 million as development expense relating to certain of its obligations under an agreement entered into in September 2006 with the Dubuque County Historical Society and approximately $0.2 million of other costs associated with the development project.

General Corporate

General corporate expenses increased by approximately $0.6 million to $2.4 million from $1.8 million in the first quarter of 2006.  This increase was due to an increase in non-cash charges of $0.4 million related primarily to an increase in the percentage vested of outstanding incentive units of Peninsula Gaming Partners, LLC (“PGP”), PGL’s parent company, granted to certain executive officers of the Company.  Corporate cash charges were $0.7 million for first quarter of 2007 versus $0.5 million for the first quarter of 2006.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

(in thousands)	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
REVENUES:
Casino	$52,864	$41,439
Racing	3,462	6,702
Video poker	1,137	739
Food and beverage	3,419	3,530
Other	2,363	1,938
Less promotional allowances	(4,906)	(3,635)
Total net revenues	58,339	50,713

EXPENSES:
Casino	22,339	18,644
Racing	2,917	5,488
Video poker	829	524
Food and beverage	2,724	2,529
Other	1,251	1,224
Selling, general and administrative	11,021	7,270
Depreciation and amortization	4,949	4,180
Pre-opening expense	83	699
Development expense	1,645	24
Affiliate management fees	1,155	781
Loss (gain) on disposal of assets	81	(30)
Total expenses	48,994	41,333

INCOME FROM OPERATIONS	9,345	9,380

OTHER INCOME (EXPENSE):
Interest income	723	203
Interest expense, net of amounts capitalized	(9,622)	(7,416)
Interest expense related to preferred member’s interest, redeemable	—	(90)
Total other expense	(8,899)	(7,303)

NET INCOME	$446	$2,077

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Adjusted EBITDA to Net Income:

	Adjusted EBITDA Three Months Ended March 31, (1)
	2007	2006
General corporate	$(2,275)	$(1,709)
Diamond Jo Dubuque	2,984	3,761
Diamond Jo Worth	6,562	52
Evangeline Downs	9,987	12,930
Total Adjusted EBITDA (1)	17,258	15,034
General corporate:
Depreciation and amortization	(11)
Affiliate management fees	(78)	(77)
Interest income	251
Diamond Jo:
Depreciation and amortization	(1,179)	(995)
Development expense	(1,633)	(12)
Gain (loss) on disposal of assets	(61)	25
Interest expense, net	(2,512)	(2,354)
Diamond Jo Worth:
Depreciation and amortization	(1,288)	(18)
Pre-opening expense	(59)	(680)
Affiliate management fees	(621)	(120)
Interest expense, net	(2,507)	(420)
Evangeline Downs:
Depreciation and amortization	(2,471)	(3,167)
Development expense	(12)	(12)
Pre-opening expense	(24)	(19)
Affiliate management fees	(456)	(584)
Gain (loss) on disposal of assets	(20)	5
Interest expense, net	(4,131)	(4,529)
Net income	$446	$2,077

(1)             Management uses Adjusted EBITDA as a supplemental financial measure in the evaluation of the performance of its businesses and believes that Adjusted EBITDA provides a meaningful measure of its ability to meet future debt service, capital expenditures and working capital requirements.  Management also believes that Adjusted EBITDA is useful because it is reflective of operating decisions and other factors that affect operating performance.  Management uses Adjusted EBITDA to compare operating results among properties and between accounting periods and to develop compensation plans, to measure personnel performance and to allocate capital assets.  Adjusted EBITDA, however, is not a financial measure under accounting principles generally accepted in the United States (GAAP).  Accordingly, its use should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Because Adjusted EBITDA excludes some, but not all, items that affect net income, Adjusted EBITDA may vary among companies and Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies.

Contacts:

Peninsula Gaming, LLC
Natalie A. Schramm, 563-690-2120